EXHIBIT 10.1

June 7, 2007

CryoCath Technologies Inc.
16771 Chemin Ste-Marie
Montreal, Quebec
H9H 5H3
Canada

ATS Medical, Inc.
3905 Annapolis Lane #105
Minneapolis, MN 55447

Ladies and Gentlemen:

This letter (this “Letter Agreement”) shall serve as evidence of our agreement to the bifurcation of the Asset Purchase and Technology License Agreement between CryoCath Technologies, Inc. (“CryoCath”) and Endocare, Inc. (“Endocare”) dated April 14, 2003 (the “Existing CryoCath Agreement”) and the assignment of one of the two resulting bifurcated agreements to ATS Medical, Inc. (“ATS”), all on the terms and subject to the conditions set forth in this letter. Capitalized terms used but not otherwise defined herein shall have the respective definitions given to such terms in the Existing CryoCath Agreement.

Endocare understands that CryoCath and ATS are currently contemplating a transaction (the “Contemplated Transaction”) whereby ATS will acquire from CryoCath certain assets related to CryoCath’s cardiac cryoablation surgical business. As a part of the Contemplated Transaction, both CryoCath and ATS wish to bifurcate the licensee rights with respect to the license granted in Section 2 of the Existing CryoCath Agreement, with (i) ATS having the exclusive right to use, modify, enhance, develop, make derivatives, amend and/or change the Technology to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products solely for Cardiovascular Uses within the ATS Field of Use, and (ii) CryoCath having the exclusive right to use, modify, enhance, develop, make derivatives, amend and/or change the Technology to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products solely for Cardiovascular Uses within the CryoCath Field of Use.

If the closing of the Contemplated Transaction does not occur on or before July 31, 2007 (the “Closing Deadline”), then, unless all parties otherwise agree in writing, this Letter Agreement (except for the last paragraph hereof) shall terminate automatically on the first calendar day after the Closing Deadline and be of no force or effect. The last paragraph of this Letter Agreement shall survive any such termination.

For the purposes of this Letter Agreement “ATS Field of Use” shall mean, with respect to the Licensed Cardiovascular Products, such products that are sold or marketed to cardiac, thoracic or cardiothoracic surgeons and which are used in cardiac cryoablation surgery. “CryoCath Field of Use” means, with respect to the Licensed Cardiosvascular Products, all products that are not in the ATS Field of Use. The CryoCath Field of Use and the ATS Field of Use are collectively referred to herein as the “Fields of Use”.

For avoidance of doubt, notwithstanding anything to the contrary in this Letter Agreement or any other communication between any of the parties hereto, the rights and licenses granted to ATS and CryoCath under this Letter Agreement (by means of the New ATS Agreement and the Modified CryoCath Agreement described below) do not and shall not expressly or by implication exceed the scope of the rights and licenses granted by Endocare to CryoCath in the Existing CryoCath Agreement.

Endocare recognizes that having each of CryoCath and ATS market products in their respective Fields of Use would potentially give rise to an obligation to pay royalty payments to Endocare and therefore may potentially be of benefit to Endocare. Each of ATS and CryoCath recognizes that having the exclusive rights as a licensee in their respective Fields of Use as contemplated herein would be of benefit to such party. Therefore, each of Endocare, CryoCath and ATS agrees with the other parties to this Letter Agreement as follows:

1.	Contingent and effective upon the closing of the Contemplated Transaction on or before the Closing Deadline: (i) a new agreement shall be deemed to be automatically created between ATS and Endocare (the “New ATS Agreement”), which in all respects will be identical to the Existing CryoCath Agreement, except as provided below in Section 1(a), (b), (c), (d) and (e); and (ii) the Existing CryoCath Agreement shall be deemed to be automatically modified (as modified, the “Modified CryoCath Agreement”) as provided below in Section 1(a), (b), (c), (d) and (e):

(a)	The Technology licensed under Section 2 of the New ATS Agreement may only be used to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products for Cardiovascular Uses within the ATS Field of Use, and under the New Agreement only ATS will have the exclusive right to use the Technology to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products for Cardiovascular Uses within the ATS Field of Use;

(b)	The Technology licensed under Section 2 of the Modified CryoCath Agreement may only be used to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products for Cardiovascular Uses within the CryoCath Field of Use, and under the Modified CryoCath Agreement only CryoCath will have the exclusive right to use the Technology to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products for Cardiovascular Uses within the CryoCath Field of Use;

(c)	The Endocare covenant not to compete contained in the Existing CryoCath Agreement (Section 21.1 of the Existing CryoCath Agreement) shall be bifurcated and shall be deemed to be automatically modified such that (i) the Endocare covenant not to compete contained in the New ATS Agreement shall allow ATS the right to enforce such covenant not to compete only in the ATS Field of Use, and (ii) the Endocare covenant not to compete contained in the Modified CryoCath Agreement shall allow CryoCath the right to enforce such covenant not to compete only in the CryoCath Field of Use;

(d)	Notwithstanding anything in the New ATS Agreement to the contrary, no assets are being sold by Endocare under the New ATS Agreement and all provisions regarding any such sale shall be disregarded and of no force or effect; and

(e)	No further fees shall be payable under Section 8 of the Existing CryoCath Agreement or the Modified CryoCath Agreement and no fees shall be payable under Section 8 of the New ATS Agreement.

2.	Except as expressly amended by this Letter Agreement (which such amendments shall be contingent and effective upon the closing of the Contemplated Transaction on or before the Closing Deadline), the Existing CryoCath Agreement shall remain in full force and effect in accordance with its terms.

3.	Contingent and effective upon the closing of the Contemplated Transaction on or before the Closing Deadline: (i) the New ATS Agreement shall become effective; (ii) ATS shall be legally bound by the provisions of the New ATS Agreement, including, without limitation, all restrictions, covenants and obligations set forth in the New ATS Agreement, which in all respects shall be identical to the restrictions, covenants and obligations to which CryoCath is subject under the Existing CryoCath Agreement, except as provided above in Section 1(a), (b), (c), (d) and (e); and (iii) CryoCath shall be legally bound by the provisions of the Modified CryoCath Agreement, including, without limitation, all restrictions, covenants and obligations set forth in the Modified CryoCath Agreement, which in all respects shall be identical to the restrictions, covenants and obligations to which CryoCath is subject under the Existing CryoCath Agreement, except as provided above in Section 1(a), (b), (c), (d) and (e).

4.	Without limiting the generality of this Letter Agreement, the CryoCath obligation to indemnify an Endocare Indemnified Party contained in the Existing CryoCath Agreement (Section 18.3 of the Existing CryoCath Agreement) shall be bifurcated and shall be deemed to be automatically modified such that (i) with respect to events and circumstances occurring prior to the closing of the Contemplated Transaction, the obligation to indemnify an Endocare Indemnified Party under the Existing CryoCath Agreement and/or the Modified CryoCath Agreement shall be solely the responsibility of CryoCath and (ii) with respect to events and circumstances occurring subsequent to the closing of the Contemplated Transaction (a) the obligation to indemnify an Endocare Indemnified Party contained in the New ATS Agreement shall be an obligation of ATS only in the ATS Field of Use, and (b) the obligation to indemnify an Endocare Indemnified Party contained in the Modified CryoCath Agreement shall be an obligation of CryoCath only in the CryoCath Field of Use. For greater certainty, with respect to events and circumstances occurring subsequent to the closing of the Contemplated Transaction, an Endocare Indemnified Party will only be able to seek indemnification from CryoCath or ATS following the closing of the Contemplated Transaction with respect to their particular Fields of Use.

5.	For greater certainty and without limiting the generality of the foregoing, the parties hereto acknowledge and agree that any and all royalties payable to Endocare in connection with the sale of the SurgiFrost and Frostbyte probes and consoles (as such probes and consoles are currently sold by CryoCath) following the closing of the Contemplated Transaction will only be payable by ATS pursuant to the New ATS Agreement. Without limiting the generality of the foregoing, the parties hereto recognize and understand that following the closing of the Contemplated Transaction, CryoCath will continue, pursuant to a manufacturing agreement to be entered into between ATS and CryoCath concurrently with such closing, to manufacture the SurgiFrost and Frostbyte probes and consoles for and on behalf of ATS. Although CryoCath will be paid by ATS for such SurgiFrost and Frostbyte probes and consoles, no royalties will be payable by CryoCath to Endocare for such sales (or the sale of its inventory of the SurgiFrost and Frostbyte probes and consoles to ATS in connection with the Contemplated Transaction) and Endocare will only be entitled to receive royalty payments from ATS on the subsequent sales of such SurgiFrost and Frostbyte probes and consoles by ATS. Other than the aforementioned sales to ATS, CryoCath will not sell any of the SurgiFrost or Frostbyte probes and consoles following the closing of the Contemplated Transaction.

Each of Endocare, CryoCath and ATS agrees that the other parties to this Letter Agreement may negotiate with each other without consulting the party that is not participating in such negotiations. Without limiting the generality of the foregoing statement, (i) CryoCath agrees that Endocare and ATS may agree to modify the New ATS Agreement in any matter that Endocare and ATS agree upon without further consultation with CryoCath, with such modification not to become effective any earlier than the time at which the New ATS Agreement comes into effect as contemplated above in Section 3, so long as such modifications do not infringe upon CryoCath’s exclusive rights with respect to the use of the Technology in the CryoCath Field of Use, and (ii) ATS agrees that Endocare and CryoCath may agree to modify the Existing CryoCath Agreement or the Modified CryoCath Agreement in any matter that Endocare and CryoCath agree upon without further consultation with ATS, so long as such modifications do not infringe upon ATS’ exclusive rights with respect to the use of the Technology in the ATS Field of Use. Endocare, CryoCath and ATS also hereby agree to execute any document reasonably required from time to time to give effect to the subject matter of this Letter Agreement.

This letter agreement, along with the letter among the parties hereto dated June 7, 2007, constitutes the entire agreement between Endocare, ATS and CryoCath with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between or among any of the parties with respect to the subject matter hereof. Each of Endocare, ATS and CryoCath represents to the other parties that this Letter Agreement constitutes the valid and binding obligations of such party, enforceable against it in accordance with its terms. This letter agreement shall be governed by the substantive laws of the State of New York and all parties hereto agree to keep the existence and the terms of this Letter Agreement strictly confidential except to the extent disclosure is required under applicable law.

Within 30 days of being presented with copies of invoices therefore, ATS shall pay the legal fees of outside counsel that Endocare incurs in connection with this Letter Agreement, with such obligation of not to exceed $5,000. The parties to this letter agreement agree to maintain the confidentiality of the terms and conditions of this letter agreement except as may required by applicable law. In the event that disclosure of this letter agreement is required, the parties will use commercially reasonable efforts to promptly notify in writing the other parties hereto prior to any disclosure.

Very truly yours,

ACKNOWLEDGED AND AGREED TO:
ENDOCARE, INC. By: Craig Davenport Its: CEO and President	CRYOCATH TECHNOLOGIES INC. By: Jan Keltjens Its: President and CEO
and ATS MEDICAL, INC. By: Rick Curtis Its: Vice President, Corporate Development